                         PENWEST, LTD. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                                                Quarter Ended
                                                 November 30
                                                 -----------
                                            1995             1994
                                            ----             ----
PRIMARY:

Net income                               $1,748,000       $1,757,000
                                         ==========       ==========

Weighted average number of
      shares outstanding                  6,763,208        6,793,393

Net effect of dilutive stock options        280,252          321,729
                                         ----------      -----------

Adjusted shares outstanding               7,043,460        7,115,122
                                         ==========       ==========

Earnings per share                            $0.25            $0.25
                                              =====            =====


FULLY DILUTED:


Net income                               $1,748,000       $1,757,000
                                         ==========       ==========

Weighted average number of
      shares outstanding                  6,763,208        6,793,393

Net effect of dilutive stock options        308,166          311,862
                                         ----------       ----------

Adjusted shares outstanding               7,071,374        7,105,255
                                         ==========       ==========

Earnings per share                            $0.25            $0.25
                                              =====            =====